EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	September 30, 2005	September 30, 2004
Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,591,293,494	1,669,559,399

Add - Incremental shares under stock compensation plans	22,124,467	22,650,974
Add - Incremental shares associated with convertible notes	3,819,658	4,332,853
Add- Incremental shares associated with contingently issuable shares	—	1,604,059
Number of shares on which diluted earnings per share is calculated	1,617,237,619	1,698,147,285

Income from continuing operations (millions)	$1,516	$1,554

Loss from discontinued operations (millions)	—	—
Net income from total operations on which basic earnings per share is calculated (millions)	$1,516	$1,554

Income from continuing operations (millions)	$1,516	$1,554

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	1,516	1,554

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	—	—
Net income from total operations on which diluted earnings per share is calculated (millions)	$1,516	$1,554

	For The Three Months Ended
	September 30, 2005	September 30, 2004

Earnings per share of common stock:

Assuming dilution
Continuing operations	$0.94	$0.92
Discontinued operations	(0.00)	(0.00)
Total	$0.94	$0.92

Basic
Continuing operations	$0.95	$0.93
Discontinued operations	(0.00)	(0.00)
Total	$0.95	$0.93

Stock options to purchase 172,117,119 shares and 142,515,667 shares were outstanding as of September 30, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Nine Months Ended
	September 30, 2005	September 30, 2004
Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,607,947,757	1,680,277,830

Add - Incremental shares under stock compensation plans	23,365,123	26,200,949
Add - Incremental shares associated with convertible notes	3,857,649	4,349,885
Add- Incremental shares associated with contingently issuable shares	61,326	1,458,704

Number of shares on which diluted earnings per share is calculated	1,635,231,855	1,712,287,368

Income from continuing operations (millions)	$4,774	$4,655

Loss from discontinued operations (millions)	27	3

Net income from total operations on which basic earnings per share is calculated (millions)	$4,747	$4,652

Income from continuing operations (millions)	$4,774	$4,655

Less - net income applicable to contingently issuable shares (millions)	2	1

Income from continuing operations on which diluted earnings per share is calculated (millions)	4,772	4,654

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	27	3

Net income from total operations on which diluted earnings per share is calculated (millions)	$4,745	$4,651

	For The Nine Months Ended
	September 30, 2005	September 30, 2004
Earnings per share of common stock:

Assuming dilution
Continuing operations	$2.92	$2.72
Discontinued operations	(0.02)	(0.00)
Total	$2.90	$2.72

Basic
Continuing operations	$2.97	$2.77
Discontinued operations	(0.02)	(0.00)
Total	$2.95	$2.77

Stock options to purchase 170,166,564 shares and 133,425,855 shares were outstanding as of September 30, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.